Exhibit 99.1

Ormat Technologies Contact:	Investor Relations Contact:
Dita Bronicki	Todd Fromer / Marybeth Csaby
CEO	KCSA Strategic Communications
775-356-9029	212-896-1215/212-896-1236
dbronicki@ormat.com	tfromer@kcsa.com/ mcsaby@kcsa.com
Ormat Technologies Signs a $105 Million Long-Term Senior Debt Financing for the Olkaria III
Geothermal Power Project in Kenya
Reno, Nevada January 8, 2009 Ormat Technologies, Inc. (NYSE: ORA) announced today that on January 5, 2009, its wholly-owned subsidiary, Orpower 4, Inc., signed loan documents for project financing of up to $105 million to refinance Ormat’s investment in the 48 MW Olkaria III geothermal power plant located in Naivasha, Kenya. Ormat financed construction of Phase I and Phase II of the project, as well as the drilling of wells, by investing approximately $150 million from its own internal sources.
Phase II expansion of the project added 35 MW in December 2008, bringing the project to its target capacity of 48 MW. The electricity generated is sold to Kenya Power & Light Company (KPLC) under a 20-year Power Purchase Agreement.
The 10-year project finance loan for the project of $105 million is to be provided by a group of European Development Finance Institutions (EDFIs) arranged by Deutsche Investitions- und Entwicklungsgesellschaft mbH (“DEG”). In addition to the German DEG, others in the lender group include: Société de Promotion et de Participation pour la Coopération Economique, Emerging Africa Infrastructure Fund Limited and Nederlandse Financierings Maatschappij Voor Ontwekkelingslanden N.V. Furthermore, a portion of the funds provided for the loans will come from KfW Entwicklungsbank (KfW Development Bank) and from the European Financing Partners, a financing vehicle of 13 European Development Finance Institutions and the European Investment Bank (EIB). DEG will also act as global agent for the lender group.
OrPower 4 and its lending group are now finalizing the security documents in support of the financing. Loan proceeds are expected to be paid in two disbursements during the first half of 2009 following fulfillment of certain conditions precedent set forth in the loan documents.
“Having completed the second phase of construction at Olkaria III and adding 35 MW of base load capacity in Kenya, Ormat feels rewarded to have reached this significant milestone of signing the main financing documents for the project,” said Dita Bronicki, Ormat’s CEO. “We appreciate the confidence of Europe’s leading Development Finance Institutions in Ormat and its demonstration of real commitment to Public Private Partnerships in developing Renewable Energy in Africa and in particular, Geothermal Energy Projects in the Rift Valley. We look forward to finalizing the remaining documents for the financing, and to be able to meet the conditions precedent to disbursement and drawdown on the loans as quickly as possible,” concluded Dita Bronicki.

“We are proud to support Ormat, a distinguished partner with exceptional knowledge and a proven track record. With this project, DEG boosts the utilization of renewable energies in Kenya, a focus country of the German development cooperation, thereby making a significant contribution to climate protection with a signaling effect for the region. Climate protection is an important business area of DEG, as well as private-sector promotion in Africa”, said Dr Winfried Polte, Chairman of DEG’s Board of Management.
About Ormat Technologies
Ormat Technologies, Inc. is the only vertically-integrated company primarily engaged in the geothermal and recovered energy power business. The Company designs, develops, owns and operates geothermal and recovered energy-based power plants around the world. Additionally, the Company designs, manufactures and sells geothermal and recovered energy power units and other power-generating equipment, and provides related services. The Company has more than four decades of experience in the development of environmentally-sound power, primarily in geothermal and recovered-energy generation. Ormat products and systems are covered by more than 75 U.S. patents. Ormat current generating portfolio includes the following geothermal and recovered energy-based power plants: in the United States — Brady, Heber, Mammoth, Ormesa, Puna, Steamboat and OREG 1; in Guatemala — Zunil and Amatitlan; in Kenya — Olkaria; in Nicaragua – Momotombo and in New Zealand- GDL.
Safe Harbor Statement
Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 5, 2008 and on Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 6, 2008.
These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
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